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                                                                EXHIBIT 10(r)(i)

                             SHAREHOLDERS AGREEMENT



       THIS SHAREHOLDERS AGREEMENT (this "Agreement"), dated as of the 6th day of December, 1994, by and among The Actava Group Inc., a Delaware corporation ("Actava"), Roadmaster Industries, Inc., a Delaware corporation ("Roadmaster"), Henry Fong, an individual resident of Palm Beach Gardens, Florida ("Fong"), and Edward E. Shake, an individual resident of Olney, Illinois ("Shake"). Actava, Fong and Shake are individually a "Shareholder" and collectively the "Shareholders."


                              W I T N E S S E T H:


         WHEREAS, pursuant to an Agreement and Plan of Reorganization dated as of July 20, 1994, by and among Actava, Diversified Products Corporation, Hutch Sports USA, Inc., Nelson/Weather-Rite, Inc., Willow Hosiery Company, Inc., and Roadmaster (the "Reorganization Agreement"), Actava shall simultaneously with the execution and delivery of this Agreement become a Shareholder of Roadmaster;

         WHEREAS, it is a condition precedent to the consummation of the transaction contemplated in the Reorganization Agreement that the Shareholders and Roadmaster enter into this Agreement; and

         WHEREAS, the Shareholders wish to provide among themselves for the future management of Roadmaster and for the composition of the Board of Directors of Roadmaster (the "Board of Directors") and deem it in the best interests of Roadmaster to make provision herein for such management;

         NOW, THEREFORE, for and in consideration of the mutual COVENANTS CONTAINED HEREIN AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY of which are hereby ACKNOWLEDGED, THE PARTIES HERETO AGREE AS
FOLLOWS:

         SECTION 1.     REPRESENTATIONS AND WARRANTIES.

         (a) Roadmaster and each Shareholder represent and warrant to the other parties hereto that all necessary action to authorize the execution and delivery of this Agreement has been taken, that this Agreement has been duly executed and delivered and that this Agreement constitutes a valid and legally binding obligation of such party and is enforceable in accordance with its terms.
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         (b)     Each Shareholder represents and warrants to the other
Shareholders that it has granted no proxy rights or other voting rights with respect to such Shareholder's shares of Voting Stock.

         SECTION 2.       CERTAIN DEFINED TERMS.  As used in this Agreement:


         (a) "Affiliate" shall mean any individual, corporation, partnership, unincorporated association or other entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another individual, corporation, partnership, unincorporated association or other entity.

         (b) "Voting Stock" shall mean Roadmaster stock of any class or series entitled to vote in the election of directors.

         (c) "Disinterested Director" shall mean any member of the Board of Directors of Roadmaster who is not an employee, officer or Affiliate of Roadmaster or any Shareholder.

         (d) "Actava Designated Directors" shall mean persons who are designated by Actava pursuant to this Agreement to serve on the Board of Directors.

         (e) "Roadmaster Designated Directors" shall mean persons who are designated by the members of the Board of Directors, other than the Actava Designated Directors, pursuant to this Agreement to serve on the Board of Directors.

         (f) "Exchange Shares" shall mean the 19,169,000 shares of Roadmaster's Common Stock, $.01 par value ("Common Stock"), acquired by Actava pursuant to the Reorganization Agreement.

         SECTION 3.       BOARD COMPOSITION.

         (a) Number of Board Members. Roadmaster and each of the Shareholders hereby agree that such party will take all necessary actions INCLUDING, WITHOUT LIMITATION, VOTING SUCH PARTY'S VOTING Stock, to cause the Board of Directors to remain at nine (9) members.

         (b) Election of Actava Designated Directors. Concurrently with the EXECUTION AND DELIVERY OF THIS AGREEMENT, FOUR (4) INDIVIDUALS DESIGNATED by Actava SHALL BE ELECTED TO THE BOARD OF Directors; provided, however, that two
(2) of the total of four (4) Actava Designated Directors shall be Disinterested Directors. Thereafter, during the term of this Agreement, if any Actava Designated Director resigns, does not stand for reelection or otherwise ceases to serve as a member of the Board of Directors for any reason, Actava may designate another individual to serve as an


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Actava Designated Director. Fong and Shake hereby agree that they shall at all times and upon every opportunity affirmatively vote all of their Voting Stock to cause the Board of Directors to be composed of four (4) Actava Designated Directors. Roadmaster shall use its best efforts to cause the Chief Executive Officer and Chief Operating Officer of Roadmaster to affirmatively support the election of the Actava Designated Directors. The obligations of the parties under this Section 3(b) shall terminate if (i) the Roadmaster Designated Directors have not been elected to, and are not then serving on the Board of Directors (unless the Board of Directors failed to nominate persons to serve as Roadmaster Designated Directors or Fong or Shake failed to vote their shares of Voting Stock for such persons) or (ii) Actava does not vote its shares of Voting Stock for the Roadmaster Designated Directors.

         (c) Election of Roadmaster Designated Directors. Actava hereby agrees that it shall at all times and upon every opportunity affirmatively vote all of its Voting Stock to cause the Board of Directors to be composed of five
(5) Roadmaster Designated Directors in addition to the four (4) Actava Designated Directors; provided, however, that three (3) of the total of five
(5) Roadmaster Designated Directors shall be Disinterested Directors. The obligations of Actava pursuant to Section 3 hereof shall continue in full force and effect for only so long as (i) the Roadmaster annual audited financial statements prepared on a consolidated basis for Roadmaster and its consolidated subsidiaries (the "Annual Roadmaster Financial Statements"), beginning with the first Annual Roadmaster Financial Statements issued following the consummation of the transactions contemplated in the Reorganization Agreement, reflect that Roadmaster and its subsidiaries reported positive net income from continuing operations calculated in accordance with generally accepted accounting principles, and (ii) the number of members of the Board of Directors is nine
(9) and the number of directors Actava is entitled to designate pursuant to this Section 3 have been nominated and supported by the other Shareholders and elected to, and are then serving on, the Board of Directors and each committee thereof; provided, however, that if the conditions SET FORTH IN THIS CLAUSE
(II) ARE not satisfied due to Actava's failure to designate persons to serve as Actava Designated Directors or to vote its shares of Voting Stock for such persons, then Actava's obligations under this Section 3 shall not terminate. Upon the failure of any of the conditions set forth in (i) or (ii) above, the obligations of Actava pursuant to this Section 3 shall immediately and forever terminate.

         (d) Nomination of Directors. Roadmaster and the Shareholders shall, in connection with any election of a member or members of the Board of Directors, use their best efforts to cause the nomination of individuals for election so as to provide for the election of (i) four (4) Actava Designated Directors and (ii) five (5) Roadmaster Designated Directors (three (3) of which shall be


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Disinterested Directors). Notwithstanding anything in this Agreement to the contrary, any designation or selection by any party to this Agreement of persons to serve on the Board of Directors or a committee thereof shall remain effective until such time as such party shall specify otherwise in writing.

         (e) Composition of Committees. Roadmaster and the Shareholders shall use their best efforts to cause at least one (1) of the Actava Designated Directors (as selected by Actava) to be elected to serve on each committee of the Board of Directors; provided, however, that Roadmaster and the Shareholders shall use their best efforts to cause at least two (2) Actava Designated Directors (as selected by Actava) to be elected to serve on any committee of the Board of Directors which consists of five (5) or more members.

         (f) Certain Restrictions. If as a result of Actava's sale, transfer or assignment of shares of Common Stock, Actava's ownership of Common Stock is reduced to:

                 (i) less than 12,000,000 shares but equal to or more than 8,000,000 shares of the outstanding Common Stock, Actava shall thereafter be entitled to designate only three (3) members of the Board of Directors;

                 (ii) less than 8,000,000 shares but equal to or more than 5,000,000 shares of the outstanding Common Stock, Actava shall thereafter be entitled to designate only two (2) members of the Board of Directors; and

                 (iii) less than 5,000,000 shares but equal to or more than 2,000,000 shares of the outstanding Common Stock, Actava shall thereafter be entitled to designate only one (1) member of the Board of Directors.

The number of shares set forth in this Section 3(f) shall be automatically adjusted as appropriate upon any subdivision or combination of the shares of Common Stock.

         SECTION 4. RIGHT OF FIRST REFUSAL. During the term of this agreement and for only so long as the number of directors Actava is entitled to designate pursuant to Section 3 have been nominated and elected to, and are then serving on, the Board of Directors and each committee thereof (unless Actava has failed to designate persons to serve as Actava Designated Directors or to vote its shares of Voting Stock for such persons), Actava may not sell, transfer or assign any of the Exchange Shares except pursuant to the following terms and conditions:

         (a) In the event that Actava desires to make an outright and absolute sale of all or any portion of the Exchange Shares, Actava


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shall first give written notice to Roadmaster (the "Notice of Proposed
Transfer") specifying the name of the proposed purchaser(s) of the Exchange Shares, (the "Proposed Purchasers"), the total number of Exchange Shares which the Actava desires to sell to the Proposed Purchaser(s) (the "Offered Shares"), all of the material terms, including the price, upon which Actava proposes to sell the Offered Shares to the Proposed Purchaser(s), and stating that Roadmaster has the right to purchase all (but not less than all) of the Offered Shares at said price and on such terms. If the Proposed Purchaser(s) has offered consideration other than cash, the purchase price for any Exchange Shares acquired pursuant to the right of first refusal granted herein shall include the cash equivalent of the non-cash consideration (computed on a current, present value basis). During the 30-day period following delivery of the Notice of Proposed Transfer, Roadmaster shall have the option to exercise its right to purchase all (but not less than all) of the Offered Shares before the same shall be sold, transferred or assigned to the Proposed Purchaser(s). Roadmaster shall give written notice of its election to Actava during such 30-day period. If Roadmaster has not exercised its right to acquire the Offered Shares within the aforementioned 30-day period or consummated the acquisition of the Offered Shares within the 120-day period following delivery of the Notice of Proposed Transfer, then Actava shall have the right for a period of 180 days after the expiration of such applicable period to transfer the Offered Shares to the Proposed Purchaser(s) at the price and on terms substantially the same as specified in the Notice of Proposed Transfer.

         (b) Notwithstanding anything to the contrary contained herein, the right of first refusal granted to Roadmaster in this Section 4 shall not apply to any proposed sale, transfer or assignment of Exchange Shares:

                 (i) to any person who would, after the consummation of any such transaction, own less than ten percent (10 ) of the outstanding shares of Voting Stock;

                 (ii) pursuant to a registration statement filed under the Securities Act of 1933, as amended; provided, however, that Actava shall use its reasonable best efforts to not make, and to cause any underwriter, dealer or broker (as defined below) to not make, any sales pursuant to such registration statement to any single purchaser or Acquiring Person who would, after the consummation of such transaction, own ten percent (10 ) or more of the outstanding shares of Voting Stock, excluding, any underwriter (as defined in Section 2 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act")), broker (as defined in Section 3 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act")), or dealer


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(as defined in Section 3 of the Exchange Act). For purposes of this Section 4,
"Acquiring Person" means any person or group (as defined in Section 13(d)(3) of the Exchange Act) which, together with all affiliates (as defined in Rule 12b-2 under the Exchange Act), is the owner or beneficial owner of more than five percent (5 ) or more of the outstanding shares of Voting Stock; or

                 (iii)    to an Affiliate of Actava.

         SECTION 5. TERM. This Agreement shall continue in full force and effect for a period of five (5) years from the date hereof.

         SECTION 6. DIRECTOR OPTIONS. Roadmaster granted nonqualified stock options for 25,000 shares of Common Stock to each of the non-employee Roadmaster Designated Directors on July 6, 1994, at an exercise price of $3.625 per share (the "Exercise Price") pursuant to the 1994 Directors Stock Option Plan for Non-Employee Directors. Roadmaster agrees to grant non-qualified stock options for 25,000 shares of Common Stock to each of the Actava Designated Directors immediately upon their election to the Board of Directors at an exercise price equal to the fair market value of such shares on such date (the "FMV Exercise Price"). Roadmaster agrees to pay to each of the Actava Designated Directors the product of 25,000 times the excess of the FMV Exercise Price over the Exercise Price as deferred compensation. Such deferred compensation shall be paid to the Actava Designated Directors on or before the first anniversary date of this Agreement.

         SECTION 7. REMEDIES. The Shareholders and Roadmaster acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to WHICH they may be entitled at law or equity.

         SECTION 8. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties with respect to all terms, restrictions and limitations contained herein, and it supersedes and cancels any and all prior agreements, communications, and representations, whether oral or written, relating to the subject matter hereof.

         SECTION 9. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.


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         SECTION 10.      NOTICES.  All notices and other communications
hereunder shall be in writing and shall be deemed given or made if delivered personally, mailed by registered or certified mail (return receipt requested), or sent via overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


(a) If to Actava:
                          The Actava Group Inc.
                          4900 Georgia-Pacific Center
                          Atlanta, Georgia 30303
                          Attention: Walter M. Grant, Esq.

    With a Copy to:
                          Long, Aldridge & Norman
                          One Peachtree Center, Suite 5300
                          303 Peachtree Street, N.E.
                          Atlanta, Georgia 30308 Attention:
                          Clay C. Long, Esq.

(b) If to Roadmaster:
                          Roadmaster Industries, Inc.
                          7315 East Peakview Avenue
                          Englewood, Colorado 80111
                          Attention: Mr. Henry Fong

    With a copy to:
                          Smith, Gambrell & Russell
                          1230 Peachtree Street, N.E.
                          Atlanta, Georgia 30309
                          Attention: David J. Harris, Esq.

(c) If to Henry Fong:
                          Mr. Henry Fong
                          3115 Miro Beach North
                          Palm Beach Gardens, Florida 33410

    With a copy to:
                          Smith, Gambrell & Russell
                          1230 Peachtree Street, N.E.
                          Atlanta, Georgia 30309
                          Attention: David J. Harris, Esq.

(d) If to Edward E. Shake:
                          Mr. Edward E. Shake
                          7 Lakewood Drive
                          Olney, Illinois 62450



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    With a copy to:
                          Smith, Gambrell & Russell
                          1230 Peachtree Street, N.E.
                          Atlanta, Georgia 30309
                          Attention: David J. Harris, Esq.

         SECTION 11. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware (excluding all rules concerning conflict of laws).

         SECTION 12. AMENDMENTS. This Agreement may not be amended orally, and no amendment or attempted waiver of any part or provision hereof shall be valid unless in writing and signed by all parties.

         SECTION 13. FURTHER ACTS. The parties agree to perform any further acts and to execute and deliver any instruments or documents that may be necessary to carry out the purposes of this Agreement. To the extent any subsidiary of Roadmaster owns, directly or indirectly, any shares of Voting Stock which are entitled to vote, Roadmaster shall cause such subsidiary to comply with the terms of this Agreement, including, without limitation, causing the Board of Directors to remain at nine (9) members and supporting the nomination and election of the Acting Designated Directors to the Board of Directors and each committee of the Board of Directors as provided in Section
3. Fong shall use his best efforts to cause Equitex, Inc. ("Equitex") at the earliest possible time, to enter into a separate shareholders agreement with Actava containing substantially the same terms as this Agreement. Fong shall also, during any time that Equitex is not bound by such a shareholders agreement, use his best efforts to cause Equitex to comply with the terms of this Agreement, including, without limitation, causing the Board of Directors to remain at nine (9) members and supporting the nomination and election of the Actava Designated Directors to the Board of Directors and each committee thereof as provided in Section 3.

         SECTION 14. SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

         SECTION 15. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of each party hereto, its successors and permitted assigns. No party shall have the right to assign this Agreement, or any interest under this Agreement, except in connection with an assignment, sale or other

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transfer of Voting Stock subject to this Agreement to an Affiliate; in which case, such Affiliate shall as a condition to any such transfer agree in writing to be bound by the terms of this Agreement with respect to such shares of voting Stock.


         IN WITNESS WHEREOF, the Shareholders have caused this Agreement to be duly executed as of the day and year first above written.


                                   THE ACTAVA GROUP INC.


                                   By: John D. Phillips
                                      --------------------------------

                                   Title: CEO/President
                                         -----------------------------


                                   ROADMASTER INDUSTRIES, INC.


                                   By: Henry Fong
                                      --------------------------------

                                   Title: CEO
                                         -----------------------------


                                   Henry Fong
                                   -----------------------------------
                                   Henry Fong

                                   Edward E. Shake
                                   -----------------------------------
                                   Edward E. Shake


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